UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 11, 2013

Talon Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32626	32-0064979
(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 200
South San Francisco, CA 94080
(Address of principal executive offices and Zip Code)

(650) 588-6404
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

As previously disclosed in its Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 10, 2012 and July 5, 2012, the contents of which are incorporated by reference herein, on January 9, 2012, Talon Therapeutics, Inc. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (together, the “WP Purchasers”), and Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited (collectively, the “Deerfield Purchasers,” and together with the WP Purchasers, the “Purchasers”), which Investment Agreement was amended on July 3, 2012.

On January 11, 2013, pursuant to the terms of the Investment Agreement, as amended, the Company issued and sold to the Purchasers an aggregate of 60,000 shares of its Series A-3 Convertible Preferred Stock (the “Series A-3 Preferred”) at a price per share of $100, for aggregate proceeds of $6,000,000.  The offer and sale of such shares constituted a private placement under Section 4(2) of the Securities Act of 1933, as amended, in accordance with Regulation D promulgated thereunder.  No general solicitation was involved in connection with the offer and sale of such shares, and each of the Purchasers has represented to the Company that it is an “accredited investor.”

Following the issuance and sale of the 60,000 shares described above, the Purchasers have the right under the Investment Agreement, but not the obligation, to purchase up to 420,000 additional shares of Series A-3 Preferred, at a price per share of $100, at any time on or before August 9, 2013, the first anniversary of the Company’s receipt of marketing approval from the U.S. Food and Drug Administration for its Marqibo product candidate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Talon Therapeutics, Inc.

Date: January 11, 2013	By:	/s/ Craig W. Carlson
Craig W. Carlson
Sr. Vice President, Chief Financial Officer